Exhibit 10.10

RADIANT LEASE AGREEMENT FOR 1727 KIRBY PARKWAY

ARTICLE 1.00 BASIC LEASE TERMS

1.01 Parties. This lease agreement (“Lease”) is entered into this 3rd day of January, 2006, by and between the following Lessor and Lessee:

Jeff Goldstein Investment Partnership, a Tennessee general partnership (“Lessor”)

Radiant Systems, Inc., a Georgia corporation (“Lessee”)

1.02 Leased Premises. Lessor is the owner in fee simple of approximately 1.68 acres in Shelby County, Tennessee, which real property is more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Land”), and is commonly known as 1727 Kirby Parkway, Memphis, Tennessee 38138. The Land is improved with a two story office building (the “Building”) containing approximately 28,792 rentable square feet, together with related parking, driveways, landscaping and similar improvements.

In consideration of the rents, terms, provisions and covenants of this Lease, Lessor hereby leases, lets and demises to Lessee that portion of the Building containing approximately 22,678 rentable square feet and being more particularly outlined on Exhibit “B” attached hereto and incorporated herein by this reference (“leased premises”), together with the non-exclusive right to use, in common with Lessor and the other lessees of the Building, free of charge, areas of the project (as hereinafter defined) and/or Building intended for the common use of all lessees of the Building, including, but not limited to, the parking areas, driveways, landscaped areas, and approximately 629 square feet on the first floor of the Building containing hallways and restrooms (the “common areas”), as the common areas may exist from time to time. Lessor represents and warrants to Lessee that to the best of Lessor’s actual knowledge, the aforementioned square footages are correct and have been calculated utilizing current BOMA Standards. Lessor has, on or before the date hereof, provided Lessee with a copy of said BOMA calculations. Lessor shall, upon the written request of Lessee, received within one (1) year of the commencement date, cause the rentable square footage of the leased premises to be verified by an architect selected by Lessor and approved by Lessee (which approval shall not be unreasonably withheld or delayed) in accordance with BOMA standard methods of measurement. The cost of such remeasurement shall be borne by Lessee. If such measurement results in a change in the rentable square footage of the leased premises, the base rent, additional rent, taxes, insurance, Lessee’s Proportionate Share (as hereinafter defined) and any other matters affected by the rentable square footage of the leased premises shall be adjusted accordingly. If there is a change in the rentable square footage of the leased premises, Lessee shall within fifteen (15) days after Lessor’s written request, execute and return a lease amendment confirming the necessary adjustment.

Lessee shall also have the right, subject to Lessor’s prior approval, and at no extra charge, to install satellite dishes, antennae, and other similar equipment on the roof of the Building.

1.03 Term and Option Terms. Subject to and upon the conditions set forth herein, the term of this Lease shall commence on January 3, 2006, (the “commencement date”) and shall terminate on December 31, 2010. Lessee shall have two (2) options to extend the term of the Lease for additional terms of three (3) years each provided Lessee shall give Lessor one hundred eighty (180) days notice prior to the expiration of the initial term (or first option term) of its election to exercise such option and provided further that Lessee is not in default of the Lease at the time of such exercise (beyond any applicable notice and cure period).

1.04 Base Rent. Base rent is Thirty Four Thousand Seventeen and no/100ths Dollars ($34,017.00) per month during the period January 3, 2006 until December 31, 2006, and monthly base rent shall increase by three and one-half percent (3.5%) each calendar year thereafter as follows:

            January 1, 2007 - December 31, 2007         $35,208.00 per month

            January 1, 2008 - December 31, 2008         $36,440.00 per month

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January	1, 2009 - December 31, 2009 $37,715.00 per month

January	1, 2010 - December 31, 2010 $39,035.00 per month

The base rent payable for each month during the extended or option term shall be the prevailing rental rate (the “Prevailing Rental Rate”) at the commencement of such extended or option term. As used in this Lease, the term “Prevailing Rental Rate” shall mean the then prevailing monthly rental rate per square foot of space comparable in use, area and location to the space for which the Prevailing Rental Rate is being determined and being leased for a duration comparable for which such space is leased for periods commencing on or about the commencement of the term of such space. The Prevailing Rental Rate shall be determined by taking into consideration comparable fact situations during the prior 12-month period or any more recent relevant period in comparable buildings in Memphis, Tennessee. Lessor shall notify Lessee of Lessor’s determination of the Prevailing Rental Rate within fifteen (15) days after receipt of Lessee’s renewal election notice. If Lessee agrees with Lessor’s determination of the Prevailing Rental Rate, then, such determination by Lessor shall constitute the Prevailing Rental Rate. If Lessee disagrees with Lessor’s determination of the Prevailing Rental Rate, Lessee shall notify Lessor of Lessee’s disagreement within fifteen (15) days after Lessee’s receipt of Lessor’s notice of its determination of the Prevailing Rental Rate. If Lessee so notifies Lessor, that Lessor’s determination of the Prevailing Rental Rate is not acceptable to Lessee, Lessor and Lessee shall, during the fifteen (15) day period after Lessee’s notice, attempt to agree on the Prevailing Rental Rate. If Lessor and Lessee are unable to agree, then the Prevailing Rental Rate shall be determined as provided below: Lessor and Lessee shall each select an expert (as hereinafter described) within fifteen (15) days after the expiration of the aforementioned fifteen (15) day period. Such expert shall be independent and experienced in leasing similar-class space in Memphis, Tennessee, and shall be instructed to form their opinions based on the criteria specified above. Both experts so selected shall within ten (10) days after their selection, select a third (3rd) expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) days after the selection of the third (3rd) expert each independently formulate their opinion of the Prevailing Rental Rate for the space and period in question. The three (3) opinions shall then be averaged and such average shall be the Prevailing Rental Rate; provided, however, that if any experts opinion is more than five percent (5%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more a variance from the middle opinion than five percent (5%)), shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the Prevailing Rental Rate. The determination of the Prevailing Rental Rate by the three (3) experts (or such lesser number of experts as may be applicable in accordance with the above provisions) shall be binding upon Lessor and Lessee. Lessor and Lessee shall each pay for the services of its expert and shall share equally in the cost of the third expert.

1.05	Addresses.

Lessor’s Address:	Lessee’s Address:
1580 West Massey Rd.	3925 Brookside Parkway
Memphis, Tennessee 38120	Alpharetta, Georgia 30022
Phone:	Phone:
Fax:	Fax: (770) 360-7627
Email:	Email:

1.06 Permitted Use. General Office Use.

ARTICLE 2.00 RENT

2.01 Base Rent. Lessee agrees to pay monthly as base rent during the term of this Lease the sum of money set forth in section 1.04 of this Lease, which amount shall be payable to Lessor at the address shown above.

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One monthly installment of rent shall be due and payable on the date of execution of this Lease by Lessee for the first month’s rent and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the commencement date during the term of this Lease; provided, if the commencement date should be a date other than the first day of a calendar month, the monthly rental set forth above shall be prorated to the end of that calendar month, and all succeeding installments of rent shall be payable on or before the first day of each succeeding calendar month during the term of this Lease. Lessee shall pay, as additional rent, all other sums due under this Lease.

2.02 Operating Expenses. The term “operating expenses” includes all reasonable and customary expenses and disbursements (subject to the limitations set forth below) that Lessor incurs during the term of this Lease in connection with the ownership, operation, and maintenance of the project, determined in accordance with sound accounting principles consistently applied, including, but not limited to, the following: (a) maintenance, repair and replacement costs; (b) electricity, fuel, water, sewer, gas and other utility charges; (c) security; (d) window washing and janitorial services; (e) trash and snow removal; (f) landscaping and pest control; (g) management fees (if any), but only to the extent such fees are comparable to fees in comparable buildings in the area; (h) wages and benefits payable to employees of Lessor or others (at the level of property manager or below) whose duties are directly connected with the operation and maintenance of the Building; (i) all services, supplies, repairs, replacements or other expenses for maintaining and operating the project, including parking and common areas; (j) all real property taxes and installments of special assessments, including dues and assessments by means of reciprocal easements, deed restrictions and/or owners’ associations which accrue against the Building of which the leased premises are a part during the term of this Lease including the commercially reasonable cost of proceedings contesting any real estate appraisal or assessment; (k) and all insurance premiums Lessor is required to pay or deems commercially reasonably necessary to pay related to the Building, including fire, casualty and extended coverage (including flood and earthquake coverage) and public liability insurance with respect to the project. The term operating expenses does not include the following: (i) repairs, restoration or other work occasioned by fire, wind, the elements or other casualty or condemnation if Lessor’s insurance proceeds or condemnation proceeds covers such loss; (ii) penalties and interest on taxes or income and franchise taxes of Lessor; (iii) interest or principal payments (or other payments) on any mortgage or other indebtedness of Lessor, or costs of refinancing such indebtedness; (iv) capital expenses related to the Building or the cost of capital improvements or additions; (v) management, accounting, legal, or brokerage fees incurred by Lessor, or other expenses related to leasing tenant space or constructing improvements for the sole benefit of an individual tenant; (vi) costs associated with conforming the Building to present and future laws, ordinances and building codes, including, but not limited to, environmental, health and safety laws; (vii) any depreciation allowance or expense; (viii) expenses for repairs or maintenance related to the project which have been reimbursed to Lessor pursuant to warranties or service contracts; (ix) expenses for repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of Lessor or any other tenant of the Building; (x) any cost or expense associated with Mr. Kummerer and/or any maintenance employee to be engaged by Lessee in accordance with section 5.05 below; and (xi) any other expense which is not a fair and reasonable direct operating expense of the Building, or under generally accepted accounting principles, consistently applied, would not be considered a normal maintenance, repair, management or operating expense of the Building.

In the event Lessor elects not to contest any re-assessment or re-appraisal of real property taxes, Lessor shall give Lessee notice of such election at least thirty (30) days prior to the last day to file such proceeding and Lessee shall have the right to file a contest to such re-appraisal or re-assessment on behalf of Lessor, at Lessee’s expense; provided, however, that in the event of any abatement of such taxes, the reasonable cost and expense of the proceedings shall be a first charge against any recovery. Lessor agrees to cooperate with Lessee in any such contest.

2.03 Additional Rent. Lessee shall pay to Lessor, as additional rent hereunder (“additional rent”), Lessee’s Proportionate Share of the amount by which the annual operating expenses for each year of the term exceeds the annual operating expenses for calendar year 2005 (the “Base Year”). The Lessee’s Proportionate Share (herein so called) shall be the percentage obtained by dividing (a) the number of rentable square feet in the Building as stated above by (b) the rentable square feet in the Building with respect to the charge being prorated at the time a respective charge was incurred. Operating expenses for

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the Base Year, for the purpose of comparisons of the Base Year with subsequent years only, shall be calculated so as to not include any cost incurred by Lessor (or Synchronics, Inc.) in connection with Louis Kummerer, the maintenance employee of Synchronics, Inc. referenced in section 5.05 below, such costs to include, but not be limited to, Mr. Kummerer’s salary, benefits and associated payroll costs.

Lessor shall make a good faith estimate of the additional rent to be due by Lessee for any calendar year or part thereof during the term. During each calendar year or partial calendar year of the term, Lessee shall pay to Lessor, in advance concurrently with each monthly installment of base rent, an amount equal to the estimated additional rent for such calendar year or part thereof divided by the number of months therein. From time to time, Lessor may estimate and re-estimate the additional rent to be due by Lessee and deliver a copy of the estimate or re-estimate to Lessee. Thereafter, the monthly installments of additional rent payable by Lessee shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Lessee shall have paid all of the additional rent as estimated by Lessor. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual operating expenses are available for each calendar year.

By January 31 of each calendar year, or as soon thereafter as practicable, Lessor shall furnish to Lessee a statement of operating expenses for the previous year. If Lessee’s estimated payments of operating expenses exceed Lessee’s share of actual operating expenses, then Lessor shall promptly credit or reimburse Lessee for such excess; likewise, if Lessee’s estimated payments of operating expenses for such year are less than Lessee’s share of actual operating expenses, then Lessee shall promptly pay Lessor such deficiency, notwithstanding that the term has expired and Lessee has vacated the leased premises.

Within sixty (60) days after Lessor furnishes to Lessee the actual statement of operating expenses for the previous year, Lessee may, at its expense, during Lessor’s normal business hours, elect to audit Lessor’s books and records. Lessor shall cooperate fully with such audit. After verification, Lessor shall credit any overpayment determined by the audit report against the next rent due and owning by Lessee or, if no further rent is due, refund such overpayment directly to Lessee within thirty (30) days of determination. Likewise, Lessee shall pay Lessor any underpayment determined by the audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If the audit proves that Lessor’s calculation of operating expenses for the calendar year under inspection was overstated by more than five percent (5%) in the aggregate, then, after verification, Lessor shall pay Lessee’s reasonable out-of-pocket audit and inspection fees for said audit within thirty (30) days after receipt of Lessee’s invoice therefor.

2.04 Late Payment Charge. Other remedies for nonpayment of rent notwithstanding, if the monthly rental payment is not received by Lessor on or before the tenth (10th) day of the month for which the rent is due, or if any other payment due Lessor by Lessee is not received by Lessor on or before the tenth (10th) day of the month next following the month in which Lessee was invoiced, a late payment charge of five (5%) percent of such past due amount shall become due and payable in addition to such amounts owed under this Lease, said amount shall accrue from such 10th day through the date of payment.

2.05 Increase in Insurance Premiums. If an increase in any insurance premiums paid by Lessor for the Building is caused by Lessee’s use of the leased premises in a manner other than as set forth in section 1.06, or if Lessee vacates the leased premises and thereby causes an increase in such premiums, then Lessee shall pay as additional rent the amount of such increase to Lessor.

2.06 Security Deposit. None required.

2.07 Holding Over. In the event that Lessee does not vacate the leased premises upon the expiration or termination of this Lease, Lessee shall be a tenant at will for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, except that Lessee shall pay Lessor as base rent for the period of such holdover an amount equal to one hundred fifty percent (150%) of Lessee’s then current base rent. During such holdover period, Lessee agrees to vacate and deliver the leased premises to Lessor upon Lessee’s receipt of notice from Lessor to vacate. The rental payable during the holdover period

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shall be payable to Lessor on demand. No holding over by Lessee, whether with or without the consent of Lessor, shall operate to extend the term of this Lease.

ARTICLE 3.00 OCCUPANCY AND USE

3.01 Use. Lessee warrants and represents to Lessor that the leased premises shall be used and occupied by Lessee only for the purpose as set forth in section 1.06. Lessee shall occupy the leased premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create a nuisance. Lessee shall not permit any operation which emits any offensive odor or matter which intrudes into other portions of the Building, use any apparatus or machine which makes undue noise or causes vibration in any portion of the Building or otherwise interfere with, annoy or disturb any other lessee in its normal business operations or Lessor in its management of the Building. Lessee shall neither permit any waste on the leased premises nor allow the leased premises to be used in any way which would, in the reasonable opinion of Lessor, be extra hazardous on account of fire or which would in any way increase or render void the fire insurance on the Building.

3.02 Signs. No sign of any type or description shall be erected, placed or painted in or about the leased premises or Land except those signs submitted to Lessor in writing and approved by Lessor in writing.

3.03 Compliance with Laws, Rules and Regulations. Lessee, at Lessee’s sole cost and expense, shall comply in all material respects with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over Lessee’s specific use, condition or occupancy of the leased premises. Notwithstanding the foregoing, Lessor shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time, as same affect the Building (including the leased premises) and the Land. Lessee will comply with the rules and regulations of the Building which are set forth on Schedule 1 attached to this Lease. Lessor shall have the right to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the leased premises, provided that such changes and amendments are applicable to all tenants of the Building, will not unreasonably interfere with Lessee’s use of the leased premises and are enforced by Lessor in a non-discriminatory manner. If a change or amendment materially affects Lessee (as determined by Lessee in the exercise of its reasonable business judgment), then Lessor shall obtain Lessee’s prior written consent to such change or amendment prior to implementation of same. All changes and amendments to the rules and regulations of the Building will be sent by Lessor to Lessee in writing and shall thereafter be carried out and observed by Lessee.

3.04 Warranty of Possession. Lessor warrants that it has the right and authority to execute this Lease, and Lessee, upon payment of the required rents and subject to the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly hold and enjoy and have possession of the leased premises during the full term of this Lease as well as any extension or renewal thereof, without hindrance from Lessor or any party claiming by, through, or under Lessor.

3.05 Inspection. Lessor or its authorized agents shall at any and all reasonable times have the right to enter the leased premises (after giving Lessee at least twenty-four hours notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) to inspect the same, to supply building maintenance and other services to be provided by Lessor, to show the leased premises to prospective purchasers, and to alter, improve or repair the leased premises or any other portion of the Building if such alteration, repair, or improvement is the responsibility of Lessor hereunder. Lessee hereby waives any claim for damages for injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or use of the leased premises, and any other loss occasioned thereby. Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon and about the leased premises and operate the security system, if any. Lessee shall not change Lessor’s lock system or in any other manner prohibit Lessor from entering the leased premises. Lessor shall have the right to use any and all means which

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Lessor may deem proper to open any door in an emergency without liability therefor. Notwithstanding the foregoing, in no event shall Lessor be entitled to make any alterations, repairs or improvements which would reasonably be expected to have any material adverse effect upon Lessee’s business operations, and all entries into the leased premises shall be conducted in such manner so as to minimize any interruption with Lessee’s business operations.

3.06 Intentionally omitted.

ARTICLE 4.00 UTILITIES AND SERVICE

4.01 Building Services. Lessor shall provide water and electricity hook-ups for Lessee during the term of this Lease, but Lessee shall pay for all utilities incurred by Lessee and relating to the leased premises. Lessee shall pay all telephone charges incurred by Lessee and relating to the leased premises. Lessor shall insure Lessee hot and cold water at those points of supply provided for general use with other lessees in the Building, central heating and air conditioning, routine maintenance and electric lighting service for the parking areas and other common areas of the Building, and janitorial service in accordance with section 4.03 below. Should any of the equipment or machinery break down, or for any cause cease to function properly, Lessor shall use reasonable diligence to repair the same promptly, but Lessee shall have no claim for rebate of rent on account of any interruption in service occasioned from the repairs. Lessor acknowledges and agrees that all services provided by Lessor to Lessee shall be provided to a standard at least equivalent to such services as are provided at other comparable office buildings in Memphis, Tennessee . Notwithstanding any other provision contained in this Lease to the contrary, Lessor acknowledges and agrees that, in the event any of the services required to be provided by Lessor under this Lease are not provided for a period of five (5) consecutive days as a result of a condition within Lessor’s reasonable control, then all rent due hereunder shall abate from the end of said five day period until such time as all such services are resumed. Furthermore, in the event Lessor fails to provide any such service for a period of twenty (20) consecutive days as a result of a condition within Lessor’s reasonable control, then, Lessee shall have the right to terminate this Lease. Lessor reserves the right from time to time to make changes in the utilities and services provided by Lessor to the Building, so long as such changes do not adversely affect Lessee’s business operations at the leased premises.

4.02 Theft or Burglary. Lessor shall not be liable to Lessee for losses to Lessee’s property or personal injury caused by criminal acts or entry by unauthorized persons into the leased premises or the Building, unless caused by Lessor’s negligence or willful misconduct.

4.03 Janitorial Service. Lessor shall furnish janitorial services to the leased premises and public areas of the Building no less than five (5) times per week during the term of this Lease, excluding holidays. Lessor shall also provide janitorial service to kitchens or storage areas included in the leased premises.

4.04 Window Coverings. Lessor shall furnish and install window coverings on all exterior windows to maintain a uniform exterior appearance. Lessee shall not remove or replace these window coverings or install any other window covering which would affect the exterior appearance of the Building. Lessee may install lined or unlined over draperies on the interior sides of the Lessor furnished window coverings for interior appearance or to reduce light transmission, provided such over draperies do not affect the exterior appearance of the Building or affect the operation of the Building’s heating, ventilating and air conditioning systems.

ARTICLE 5.00 REPAIRS AND MAINTENANCE

5.01 Lessor Repairs. Lessor shall not be required to make any improvements, replacements or repairs of any kind or character to the leased premises or the Building during the term of this Lease except as are set forth in this section. Lessor shall maintain in good repair and working order, make repairs to and perform

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maintenance upon (a) the roof, foundation, and structural elements of the Building, (b) the common areas; (c) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building, and (d) the exterior windows of the Building. With respect to the foregoing, Lessor acknowledges and agrees that all such maintenance shall be performed to a standard at least equivalent to the maintenance standards then being maintained for other comparable office buildings in Memphis, Tennessee. Provided Lessor complies with all requirements of this Lease related to such repair and maintenance work, Lessor shall not be liable to Lessee, except as expressly provided in this Lease, for any damage or inconvenience, and Lessee shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Lessor under this Lease.

5.02 Lessee Repairs. Lessee shall, at its sole cost and expense, perform all maintenance and repairs to the leased premises that are not Lessor’s express responsibility under this Lease, and shall keep the leased premises in good condition and repair, ordinary wear and tear and casualty and condemnation excepted. Lessee’s repair obligations include, without limitation, repairs to: (a) floor covering and/or raised flooring; (b) interior partitions; (c) doors; and (d) the interior side of demising walls. Notwithstanding the foregoing, Lessee shall, at its own cost and expense, repair or replace any damage or injury to all or any part of the Building caused by any act or omission of Lessee or Lessee’s agents, employees, invitees, licensees or visitors; provided, however, if Lessee fails to make the repairs or replacements promptly, Lessor may, at its option, make such repairs or replacements, and the costs of such repairs or replacements shall be charged to Lessee as additional rent and shall become payable by Lessee with the payment of the rent next due hereunder.

5.03 Request for Repairs. All requests for repairs or maintenance that are the responsibility of Lessor pursuant to any provision of this Lease must be made in writing to Lessor at the address in section 1.05.

5.04 Lessee Damages. Lessee shall not allow any waste to be committed by Lessee or Lessee’s agents or employees, on any portion of the leased premises or Building, and at the termination of this Lease, by lapse of time or otherwise, Lessee shall deliver the leased premises to Lessor in as good condition as existed at the commencement date of this Lease, ordinary wear and tear and casualty and condemnation excepted. The cost and expense of any repairs necessary to restore the condition of the leased premises as specified in the immediately preceding sentence shall be borne by Lessee.

5.05 Maintenance Employee. Lessee shall employ, with Lessor’s approval, such full or part-time maintenance personnel as may be necessary to provide the general maintenance and repair functions for the Building, including the common areas, as are presently provided by Louis Kummerer as an employee of Synchronics, Inc. All costs associated with such person (collectively the “Maintenance Employee Costs”), including salary, benefits, and associated payroll costs (FICA, FUTA, and the like) shall be paid by Lessee. Lessor shall reimburse to Lessee, on a monthly basis, an amount equal to the Maintenance Employee Costs incurred by Lessee for the applicable month less Lessee’s Proportionate Share of such Maintenance Employee Costs. In accordance with the provisions of section 2.03 of this Lease, the parties will estimate the amount of the Lessor’s anticipated monthly reimbursement and reduce the estimated monthly payments of additional rent to be paid by Lessee to Lessor under such section. The parties will take into account the actual amount of such costs allocable to the Lessee and Lessor, respectively, in connection with the January 31 reconciliation described in section 2.03. It shall be Lessor’s responsibility to provide Lessee’s maintenance employee with access to all portions of the Building, including those portions of the Building occupied by other lessees. Prior to the commencement date, Lessor shall provide Lessee with (a) the written consent of all such lessees, authorizing Lessee’s maintenance employee to enter the space occupied by such lessees to perform the maintenance and repair work contemplated in this section 5.05; and (b) the keys to each such lessee’s space.

5.06 Lessee as Manager of Project. Since Lessee will initially occupy approximately 78% of the Building, Lessor and Lessee may subsequently agree that, in order to facilitate efficient operation of the project, Lessee shall perform certain limited property management functions. To the extent the parties determine that such an arrangement is advantageous, then such arrangement shall be memorialized in either an amendment to this Lease or in a separate written agreement between the parties.

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ARTICLE 6.00 ALTERATIONS AND IMPROVEMENTS

6.01 Lessor Improvements. None.

6.02 Lessee Improvements. Lessee shall not make or allow to be made any alterations or physical additions in or to the leased premises without first obtaining the written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, except for alterations of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting as well as installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the leased premises. Any alterations, physical additions or improvements to the leased premises made by Lessee shall at once become the property of Lessor and shall be surrendered to Lessor upon the termination of this Lease; provided, however, Lessor, at its option, may require Lessee to remove any physical additions and/or repair any alterations in order to restore the leased premises to the condition existing at the time Lessee took possession (reasonable wear and tear and casualty and condemnation excepted), all costs of removal and/or alterations to be borne by Lessee. With respect to the foregoing, Lessor agrees to advise Lessee at the time of its approval of each alteration or physical addition requiring Lessor’s approval hereunder as to whether Lessor will require the removal thereof. In no event shall Lessee be required to remove any cabling or wiring installed to serve the leased premises. This clause shall not apply to unattached trade fixtures, moveable equipment or furniture and personal property owned by Lessee, which may be removed by Lessee at the end of the term of this Lease if Lessee is not then in default beyond any applicable notice and cure period.

6.03 Mechanics Lien. Lessee will not permit any mechanic’s or materialman’s lien(s) or other lien to be placed upon the leased premises or the Building and, except as provided in section 5.05, nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the leased premises, or any part thereof, nor as giving Lessee any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s, materialman’s or other lien against the leased premises. In the event any such lien is attached to the leased premises, and Lessee fails to timely take either action set forth in subclause (a) or (b) below of this section, then, in addition to any other right or remedy of Lessor, Lessor may, but shall not be obligated to obtain the release of or otherwise discharge the same. Any amount paid by Lessor for any of the aforesaid purposes shall be paid by Lessee to Lessor on demand as additional rent. If such a lien is filed, then Lessee shall, within ten (10) days after Lessor has delivered notice of the filing thereof to Lessee (or such earlier time period as may be necessary to prevent the forfeiture of the leased premises, the Building, the Land or any interest of Lessor therein or the imposition of a civil or criminal fine with respect thereto), either: (a) pay the amount of the lien and cause the lien to be released of record; or (b) diligently contest such lien and deliver to Lessor a bond or other security reasonably satisfactory to Lessor.

ARTICLE 7.00 CASUALTY AND INSURANCE

7.01 Substantial Destruction. If the leased premises should be totally destroyed by fire or other casualty, or if the leased premises should be damaged so that rebuilding or repairs cannot reasonably be completed within one hundred eighty (180) days after the occurrence of such casualty (as estimated by Lessor in the exercise of its reasonable business judgment), then Lessee may, at its option, terminate this Lease, in which event the rent shall be abated for the unexpired portion of the Lease, effective as of the date of the damage; provided, however, in the event such damage occurs during the last year of the initial term of the Lease (or any extension term), then this Lease shall terminate, and rent shall be abated for the unexpired portion of the Lease, effective as of the date of the damage. Lessor shall notify Lessee of Lessor’s estimate of the time it will take to effectuate such rebuilding or repair as soon after such damage occurs as is possible.

7.02 Partial Destruction. If the leased premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within one hundred eighty (180) days after the occurrence of such casualty (as estimated by Lessor in the exercise of its reasonable business judgment), this Lease

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shall not terminate, and Lessor shall at its sole risk and expense proceed with reasonable diligence to rebuild or repair the leased premises or other improvements to substantially the same condition in which they existed prior to the damage. If the leased premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, and the damage or destruction was not caused or contributed to by the act or negligence of Lessee, its agents, employees, invitees or those for whom Lessee is responsible, the rent payable under this Lease during the period for which the leased premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. In the event that Lessor fails to complete the necessary repairs or rebuilding within one hundred eighty (180) days from the date of such damage, Lessee may at its option terminate this Lease by delivering written notice of termination to Lessor, whereupon all rights and obligations under this Lease shall cease to exist. Lessor shall notify Lessee of Lessor’s estimate of the time it will take to effectuate such rebuilding or repair as soon after such damage occurs as is possible.

7.03 Property Insurance. Lessor shall at all times during the term of this Lease maintain a policy or policies of property insurance with the premiums paid in advance, issued by and binding upon some solvent insurance company reasonably acceptable to Lessee, insuring the Building against all risk of physical loss in an amount equal to the full replacement cost of the Building structure and its improvements as of the date of the loss; provided, however, Lessor shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Lessee upon or within the leased premises, any fixtures installed or paid for by Lessee upon or within the leased premises, or any improvements which Lessee may construct on the leased premises. Lessee shall have no right in or claim to the proceeds of any policy of insurance maintained by Lessor even though the cost of such insurance is borne by Lessee as set forth in Article 2.00.

7.04 Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Lessor and Lessee hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the leased premises, the Building, improvements to the Building of which the leased premises are a part, or personal property within the Building, by reason of fire or the elements, regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers and employees, to the extent the same is insured against under any insurance policy, or is required to be insured against under the terms hereof. Lessor and Lessee each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by worker’s compensation. Lessor and Lessee agree immediately to give their respective insurance companies which have issued policies of insurance, written notice of the terms of the mutual waivers contained in this section, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.

7.05 Hold Harmless. Except to the extent caused by or occurring as a result of the default of Lessor hereunder, or the negligence of Lessor or any of its officers, directors, employees, members, managers or agents, Lessor shall not be liable to Lessee’s employees, agents, invitees, licensees or visitors, or to any other person, for an injury to person or damage to property on or about the project caused by (a) any act or omission of Lessee, its agents, servants or employees, or of any other person entering upon the project under express or implied invitation by Lessee, or (b) caused by the improvements located on the project becoming out of repair, to the extent said repair is the responsibility of Lessee hereunder, or (c) the failure or cessation of any service provided by Lessor (including security service and devices), to the extent such failure or cessation is caused by the action or inaction of Lessee, or (d) caused by leakage of gas, oil, water or steam or by electricity emanating from the leased premises as a result of the action or inaction of Lessee. Subject to section 7.04, Lessee agrees to indemnify and hold harmless Lessor of and from any loss, attorney’s fees, expenses or claims arising out of any such damage or injury.

Subject to section 7.04, Lessor shall indemnify, defend and hold harmless Lessee from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) and all losses and damages arising from (i) the negligence or willful misconduct of Lessor or

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its respective officers, directors, employees, members, managers or agents, and (ii) Lessor’s failure to perform its obligations under this Lease.

Subject to section 7.04, Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) and all losses and damages arising from (i) the negligence or willful misconduct of Lessee or its respective officers, directors, employees, members, managers or agents, and (ii) Lessee’s failure to perform its obligations under this Lease.

The indemnities under this section 7.05 shall survive the termination or expiration of this Lease.

7.06 Liability Insurance. Lessor shall obtain and keep in force at all times during the term of this Lease, comprehensive general liability insurance including property damage on an occurrence basis with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy or maintenance of the project. The limit of said insurance shall not, however, limit the liability of the Lessor or Lessee hereunder.

ARTICLE 8.00 CONDEMNATION

8.01 Substantial Taking. If all or a substantial part of the leased premises or Building or parking areas are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the leased premises for the purpose for which it is then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Lessee shall have no claim to the condemnation award or proceeds in lieu thereof; however, Lessee may separately pursue a claim (to the extent it will not reduce Lessor’s award) against the condemnor for the value of Lessee’s personal property which Lessee is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

8.02 Partial Taking. If a portion of the leased premises, Building or parking areas shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in section 8.01 above, Lessor shall at Lessor’s sole risk and expense, with reasonable diligence, restore and reconstruct the Building and other improvements on the leased premises to the extent necessary to make it reasonably tenantable. The rent payable under this Lease during the unexpired portion of the term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Lessee shall have no claim to the condemnation award or proceeds in lieu thereof; however, Lessee may separately pursue a claim (to the extent it will not reduce Lessor’s award) against the condemnor for the value of Lessee’s personal property which Lessee is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

ARTICLE 9.00 ASSIGNMENT OR SUBLEASE

9.01 Lessor Assignment. Lessor shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Building, provided that the assignee assumes Lessor’s obligations hereunder in writing. Any such sale, transfer or assignment shall operate to release Lessor from any and all liabilities under this Lease arising after the date of such sale, assignment or transfer.

9.02 Lessee Assignment. Except as expressly set forth below, Lessee shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation by transfer of a majority interest of its stock, merger, or dissolution, which transfer of majority interest of stock, merger or dissolution shall be deemed an assignment) or mortgage or pledge the same, or sublet the leased premises, in whole or in part, without the prior written consent of Lessor, which consent will

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not be unreasonably withheld, delayed or conditioned, and in no event shall any such assignment or sublease ever release Lessee or any guarantor from any obligation or liability hereunder. No assignee or sublessee of the leased premises or any portion thereof may assign or sublet the leased premises or any portion thereof, without the written consent of Lessor, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Lessee may assign or sublet all or part of its interest in this Lease or all or part of the leased premises to the following types of entities without the written consent of Lessor (a “Permitted Transfer”): (a) an affiliate of Lessee; (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Lessee, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities; (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Lessee’s assets; and (d) a collateral assignment or other pledge of or creation of a security interest in Lessee’s interest in the Lease, which collateral assignment or pledge or security interest is made in connection with a financing transaction (including a sale/leaseback or other financing vehicle) wherein Lessee or an affiliate of Lessee is a borrower, or a financing transaction in connection with a merger, consolidation or acquisition contemplated in subclause (b) or (c) above. For purposes of this section 9.02, an “affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.

9.03 Conditions of Assignment. Except with respect to a Permitted Transfer, if Lessee desires to assign or sublet all or any part of the leased premises, it shall so notify Lessor at least thirty (30) days in advance of the date on which Lessee desires to make such assignment or sublease. Lessee shall provide Lessor with a copy of the proposed assignment or sublease and such information as Lessor might reasonably request concerning the proposed sublessee or assignee to allow Lessor to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed sublessee or assignee. Within fifteen (15) days after Lessor’s receipt of Lessee’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Lessor shall have the following options: (1) consent to the proposed assignment or sublease, or (2) refuse to consent to the proposed assignment or sublease, which refusal to consent shall not be made unreasonably and shall be deemed to have been exercised unless Lessor gives Lessee written notice providing otherwise within said fifteen (15) day period. Upon the occurrence of an event of default (after passage of all applicable notice and cure periods), if all or any part of the leased premises are then assigned or sublet, Lessor, in addition to any other remedies provided by this Lease or provided by any law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Lessee by reason of the assignment or sublease. Any collection directly by Lessor from the assignee or sublessee shall not be construed to constitute a novation or a release of Lessee or any guarantor from the further performance of its obligations under this Lease.

9.04 Subordination. Lessee accepts this Lease subject to and subordinate to any recorded mortgage or deed of trust lien presently existing or hereafter created upon the Building or Land and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building or Land. In that regard, Lessor herewith warrants and represents to Lessee that, as of the date of this Lease, there is no recorded mortgage or deed of trust lien encumbering the Building or the Land. Notwithstanding the foregoing, the subordination of this Lease to future mortgages or deeds of trust shall be subject to Lessee’s receipt of a non-disturbance agreement reasonably acceptable to Lessee which provides in substance that so long as Lessee is not in default under the Lease past applicable notice and cure periods, its use and occupancy of the leased premises shall not be disturbed notwithstanding any default of Lessor under such mortgage or deed of trust. The provisions of this section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Lessee shall execute and return to Lessor (or such other party designated by Lessor) within the (10) days after written request therefor such documentation, in recordable form if required, as Lessor’s mortgagee may reasonably request to evidence the subordination of this Lease. If the interests of Lessor under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust lien on the leased premises, Lessee shall be bound to the transferee (sometimes called the “Purchaser”), under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Lessor under this Lease, and, if requested by the Purchaser, Lessee

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agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its Lessor.

9.05 Estoppel Certificates. Lessee agrees to furnish, from time to time, within ten (10) days after receipt of a request from Lessor or Lessor’s mortgagee, a statement certifying, if applicable, the following: Lessee is in possession of the leased premises; the leased premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Lessee claims no present charge, lien, or claim of offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by reason of some act or omission by Lessor; and such other matters as may be reasonably required by Lessor or Lessor’s mortgagee. Lessee’s failure to deliver such statement, in addition to being a default under this Lease, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Lessor, that Lessor is not in default of any of its obligations under this Lease, and that Lessor has not received more than one month’s rent in advance.

Likewise, Lessor agrees that upon written request by Lessee, Lessor shall deliver to Lessee an estoppel certificate covering such matters with respect to the Lease as are reasonably requested by Lessee or any lender to Lessee.

ARTICLE 10.00 LIENS

10.01 Landlord’s Lien. Lessor acknowledges and agrees that Lessee shall have the right, at any time, to encumber all or any portion of its interest in and to any furniture, trade fixtures, equipment or other personalty located in the leased premises with a lien to secure financing, and Lessor agrees to execute such customary Landlord’s lien waiver or other agreement as Lessee’s lender may reasonably require in connection with such financing.

ARTICLE 11.00 DEFAULT AND REMEDIES

11.01 Default by Lessee. The following shall be deemed to be events of default by Lessee: (1) Lessee shall fail to pay when due any installment of rent or any other payment required pursuant to this Lease including the failure to pay Lessee’s Proportionate Share of operating expenses, or any part thereof; (2) Lessee shall abandon any substantial portion of the leased premises; (3) Lessee shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent; (4) Lessee shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due; or a receiver or trustee shall be appointed for all or substantially all of the assets of Lessee; or Lessee shall make a transfer in an effort to defraud creditors or shall make an assignment for the benefit of creditors; however, if such a petition is filed against Lessee, then such filing shall not be an event of default unless Lessee fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof; or (5) Lessee shall do or permit to be done any act which results in a lien being filed against the leased premises or the Building and/or project of which the leased premises are a part, and Lessee fails to pay and/or contest said lien within the time and in the manner required by section 6.03.

11.02 Remedies for Lessee’s Default. Upon the occurrence of any event of default set forth in this Lease and Lessee’s failure to cure such default within the applicable cure period set out in section 11.03 below, Lessor shall have the option to pursue any one of more of the remedies set forth herein without any notice or demand (1) to the extent permitted by applicable law, Lessor may enter upon and take possession of the leased premises, by picking or changing locks if necessary, and lock out, expel or remove Lessee and any other person who may be occupying all or any part of the leased premises without being liable for any claim for damages, and relet the leased premises on behalf of the Lessee and receive the rent directly by reason of the reletting. Lessee agrees to pay Lessor on demand any deficiency that may arise by reason of any reletting of the leased premises; further, Lessee agrees to reimburse Lessor for any commercially reasonable expenditures made by it in order to relet the leased premises, after utilizing commercially reasonable efforts to

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relet, including, but not limited to, remodeling and repair costs; (2) perform any act Lessee is obligated to do under the terms of this Lease. Lessee agrees to reimburse Lessor on demand for any commercially reasonable expenses which Lessor may incur in effecting compliance with Lessee’s obligations under this Lease; further, Lessee agrees that Lessor shall not be liable for any damages resulting to Lessee from effecting compliance with Lessee’s obligations under this Lease caused by the negligence of Lessor; (3) Lessor may terminate this Lease, in which event Lessee shall immediately surrender the leased premises to Lessor, and if Lessee fails to surrender the leased premises, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, and to the extent permitted by applicable law, enter upon and take possession of the leased premises, by picking or changing locks if necessary, and lock out, expel or remove Lessee and any other person who may be occupying all or any part of the leased premises, by reason of the termination of this Lease under this section, whether through inability to relet the leased premises on satisfactory terms or otherwise. Notwithstanding any other remedy set forth in this Lease, in the event Lessor has made rent concessions of any type or character, or waived any base rent, and Lessee fails to take possession of the leased premises on the commencement date or otherwise defaults at any time during the term of this Lease, the rent concessions, including any waived base rent, shall be canceled and the amount of the base rent or other rent concessions shall be due and payable immediately as if no rent concessions or waiver of any base rent had ever been granted. A rent concession or waiver of the base rent shall not relieve Lessee of any obligation to pay any other charge due and payable under this Lease including without limitation any sum due under section 2.03. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Lessor only by mailing or delivering written notice of such termination to Lessee, and no other act or omission of Lessor shall be construed as a termination of this Lease.

11.03 Cure. Lessee shall have five (5) days after receipt of a written notice of default from Lessor to cure any default involving the payment of money to Lessor and fifteen (15) days from receipt of such written notice to cure any default not involving the payment of money; provided, however, that if the term condition, covenant or obligation to be performed by Lessee is of such nature that the same cannot reasonably be performed within such fifteen (15) day period, such default shall be deemed to have been cured if Lessee commences such performance within said fifteen (15) day period and thereafter diligently undertakes to complete the same, and in fact, completes same within thirty (30) days after notice.

11.04 Cumulative Remedies. Any and all remedies set forth in this Lease (a) shall be in addition to any and all other remedies the parties hereto may have at law or in equity; (b) shall be cumulative; and (c) may be pursued successively or concurrently as such party may elect. The exercise of any remedy by either party shall not be deemed an election of remedies or preclude such party from exercising any other remedies in the future.

11.05 Lessee’s Self-Help Right. Notwithstanding any other language contained in this Lease to the contrary, Lessor acknowledges and agrees that in the event Lessor fails to perform any of its obligations under this Lease within fifteen (15) days of its receipt of notice from Lessee, Lessee shall have the right to cure Lessor’s default and charge Lessor for Lessee’s reasonable actual out of pocket cost thereof. Furthermore, in addition to the rights set forth above, in the event emergency repairs are needed to elements of the leased premises for which Lessor is responsible under the Lease in order to prevent imminent damage to Lessee’s property or business operations, then, under such circumstances, if Lessor has failed to commence and thereafter diligently pursue such repairs within a reasonable period following its receipt of Lessee’s notice of the need thereof, Lessee shall have the right to cure Lessor’s nonperformance and charge Lessor Lessee’s reasonable, actual out of pocket cost thereof. If Lessor fails to reimburse Lessee such cost within thirty (30) days of demand therefor, Lessee shall have the right to deduct same from any installments of base rent and other amounts payable to Lessor under this Lease. Such deduction by Lessee shall not be deemed a breach of Lessee’s covenant to pay rent.

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ARTICLE 12.00 RIGHT OF FIRST OFFER AND OPTION TO LEASE

12.01 Right of First Offer. During the term of this Lease (and any extension term), provided Lessee is not then in default under this Lease (beyond any applicable notice and cure period), Lessee shall have the right (the “Right of First Offer”) to lease the approximately 2,730 square feet of space identified on Exhibit “B” as “Expansion Space” and the approximately 2,935 square feet of space currently occupied by Payment Transaction Solutions, Inc. (collectively, the “First Offer Space”), in its then as-is condition, on the following terms and conditions:

(a) Subject to the terms and conditions of this Article, after all or a portion of the First Offer Space has or will “become available” for leasing by Lessor, Lessor shall not lease to another lessee all or any portion of the First Offer Space without first offering Lessee the right to lease such available First Offer Space. For purposes of the foregoing, space shall be deemed to “become available” when the lease for any current tenant of all or a portion of the First Offer Space expires or is otherwise terminated, and space shall not be deemed to “become available” if such space is assigned or sublet by the current tenant or occupant or re-let by the current tenant or occupant by renewal, extension or by renegotiation of its lease or by entering into a direct lease with Lessor.

(b) Lessor’s offer to Lessee to lease such available First Offer Space shall be in writing and shall include, as the base rent for such available First Offer Space, the then-prevailing rental rate on a per square foot of rentable area basis as then announced by Lessor for the Building, but without any allowances for tenant improvements or other concessions. Lessee shall have five (5) days after receipt of Lessor’s notice to respond in writing as to whether or not Lessee desires to lease all or any portion of such available First Offer Space at the base rent stated by Lessor in its written notice. If Lessee elects not to lease any of the available First Offer Space or fails to respond within such five (5) day period, then Lessor shall thereafter have the right to lease such available First Offer Space to any other party at any time upon such terms and conditions as Lessor deems appropriate, and this Right of First Offer shall automatically terminate as to such available First Offer Space (but not as to the remaining First Offer Space) and Lessee shall have no further right to lease such portion of the First Offer Space regardless of when the same may become available. If Lessee elects during such five (5) day period to lease only a portion of the available First Offer Space, then Lessor shall thereafter have the right to lease the remaining portion of the available First Offer Space (but not the remaining First Offer Space not then being offered) to any other party at any time upon such terms and conditions as Lessor deems appropriate, and this Right of First Offer shall automatically terminate as to such available First Offer Space only, and Lessee shall have no further right to lease the remainder of such available First Offer Space regardless of when the same may become available. In the event Lessee desires to lease less than all the available First Offer Space, then Lessee shall designate the portion Lessee so desires in its response to Lessor’s notice as set forth above and Lessor shall, thereafter, determine the number of square feet of rentable area within such space as so designated by Lessee consistent with Lessor’s then current practice for calculating square feet of rentable area for other portions of the Building.

(c) If Lessee elects to lease all or any portion of such available First Offer Space, the base rent for such First Offer Space, for purposes of Article 11 of this Lease, shall be an amount equal to the base rent set forth in Lessor’s notice as set forth above, and shall be subject to adjustment pursuant to such Lessor’s notice. Base rent for such available First Offer Space shall commence on the earlier to occur of (i) the date such available First Offer Space is delivered to Lessee broom clean, free of lessees or other occupants, and in its then as-is condition; or (ii) the date lessee first occupies such available First Offer Space. Except as expressly set forth to the contrary in this Lease, from and after the date Lessee is required to pay base rent hereunder with respect to such available First Offer Space, all other terms and conditions of this Lease shall apply to such First Offer Space and such First Offer Space shall be deemed to be a part of the leased premises for the remainder of the term of the Lease (and any extension term).

Within thirty (30) days after the commencement of base rent for any First Offer Space as set forth above, Lessor and Lessee shall enter into a written amendment to this Lease setting forth the commencement date of base rent for such space, the location and square footage of such space, the annual rent for such space and the increased “Lessee’s Proportionate Share.”

Notwithstanding the foregoing, the Right of First Offer shall not apply when the proposed lessee of such available First Offer Space is Lessor, a partner of Lessor, an affiliate of Lessor, or an affiliate of any

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partner of Lessor (a “Lessor Related Entity”); provided, however, such Right of First Offer shall apply if a Lessor Related Entity assigns or sublets all or a portion of such First Offer Space to an entity that is not a Lessor Related Entity. For purposes of this section 12.01, an “affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.

12.02 Option to Lease. Lessor hereby grants to Lessee the exclusive option to lease approximately 2,730 square feet of space in the Building, which space is identified on Exhibit “B” as “Expansion Space” (the “Expansion Space”), which option may be exercised at any time commencing on the commencement date and expiring on January 31, 2006, on the terms and conditions set forth in this section 12.02. Lessee may exercise such option by giving Lessor written notice thereof on or before said date. Within ten (10) business days after Lessee’s exercise of such option, Lessor and Lessee shall execute a lease for the Expansion Space, which lease shall be substantially upon the same terms and conditions as contained in this Lease, except (a) the commencement date shall be as agreed to by the parties, with such lease being co-terminus with this Lease (including any options to extend the term of this Lease), (b) base rent for the initial term shall be as set forth below and base rent for any extended or option term shall be the Prevailing Rental Rate and shall be calculated as provided in section 1.04, and (c) such other changes as may be agreed to by the parties. In lieu of executing a new lease with respect to the Expansion Space, Lessor and Lessee may execute an amendment to this Lease adding the Expansion Space to the “leased premises” and making such other amendments to this Lease as contemplated in this section 12.02.

The monthly base rent for the Expansion Space shall be as follows:

Commencement date – December 31, 2006 - $2,730.00 per month

January 1, 2007 – December 31, 2007 -           $2,826.00 per month

January 1, 2008 – December 31, 2008 -           $2,924.00 per month

January 1, 2009 – December 31, 2009 -           $3,027.00 per month

January 1, 2010 – December 31, 2010 -           $3,133.00 per month

ARTICLE 13.00 DEFINITIONS

13.01 Abandon. “Abandon” means the vacating of all or a substantial portion of the leased premises by Lessee, and failure to meet one (1) or more lease obligations.

13.02 Act of God or Force Majeure. An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, insurrection and any other cause not reasonably within the control of Lessor and which by the exercise of due diligence Lessor is unable, wholly or in part, to prevent or overcome.

13.03 Project. “Project” as used in this Lease means the Building, the Land and the other improvements now or hereinafter constructed on the Land, including, but not limited to, the parking areas, driveways and landscaping.

13.04 Commencement Date. “Commencement date” shall be the date set forth in section 1.03.

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ARTICLE 14.00 MISCELLANEOUS

14.01 Waiver. Failure of either party to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default (after the passage of any applicable notice and cure period), shall not constitute a waiver of the default, but such party shall have the right to declare the default at any time and take such actions as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in Article 11.00 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any rent or damages accruing to such party by reason of the violation of any terms, provisions or covenants of this Lease. Failure by either party to enforce one or more of the remedies provided upon an event of default (after the passage of any applicable notice and cure period) shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease.

14.02 Act of God. Neither Lessor nor Lessee shall be required to perform any covenant or obligation in this Lease, or be liable in damages to the other, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by the other party hereto.

14.03 Attorney’s Fees. In the event either party defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and places in the hands of an attorney the enforcement of all or any part of this Lease, the collection of any rent due or to become due or recovery of the possession of the leased premises, the non-prevailing party in any such action agrees to pay to the party prevailing in such action the costs associated with such action, including reasonable attorney’s fees for the services of the attorney, whether suit is actually filed or not.

14.04 Successors. This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors and assigns. It is hereby covenanted and agreed that should Lessor’s interest in the leased premises cease to exist for any reason during the term of this Lease, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect, and Lessee hereunder agrees to attorn to the then owner of the leased premises. This Lease is for the sole benefit of Lessor and Lessee, and no third party shall be deemed a third party beneficiary hereof.

14.05 Rent Tax. If applicable in the jurisdiction where the leased premises are situated, Lessee shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Lessor by Lessee under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the rent, additional rent, operating expenses or other charge upon which the tax is based as set forth above.

14.06 Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.

14.07 Notice. All rent and other payments required to be made by Lessee shall be payable to Lessor at the address set forth in section 1.05, or at any other address within the United States as Lessor may specify from time to time by written notice given pursuant to this section. All payments required to be made by Lessor to Lessee shall be payable to Lessee at the address set forth in section 1.05, or at any other address within the United States as Lessee may specify from time to time by written notice given pursuant to this section. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) (a) two (2) days after it is deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in section 1.05; (b) on the date it is sent via telefax, or e-mail, or (c) on the first business day following delivery to a reputable overnight delivery service (i.e. Federal Express, UPS, etc.).

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14.08 Submission of Lease. Submission of this Lease to Lessee for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Lessor and Lessee.

14.09 Authority. If Lessee executes this Lease as a corporation, each of the persons executing this Lease on behalf of Lessee does hereby personally represent and warrant that Lessee is a duly authorized and existing corporation, that Lessee is qualified to do business in the state in which the leased premises are located, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. Lessor warrants and represents to Lessee that Lessor is a duly formed and existing Tennessee general partnership, qualified to do business in Tennessee and that Lessor has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Lessor is authorized to do so.

14.10 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.11 Lessor’s Liability. If Lessor shall be in default under this Lease and, if as a consequence of such default, Lessee shall recover a money judgment against Lessor, such judgment shall be satisfied only out of the right, title and interest of Lessor in the Building and the Land as the same may then be encumbered and neither Lessor nor any person or entity comprising Lessor shall be liable for any deficiency. In no event shall Lessee have the right to levy execution against any property of Lessor nor any person or entity comprising Lessor other than its interest in the Building and Land as herein expressly provided.

14.12 Indemnity. Neither Lessor nor Lessee has dealt with any broker or agent in connection with the negotiation or execution of this Lease. Lessor agrees to indemnify and hold harmless Lessee from and against any liability or claim, whether meritorious or not, arising with respect to any broker whose claim arises by, through or on behalf of Lessor. Lessee agrees to indemnify and hold harmless Lessor from and against any liability or claim, whether meritorious or not, arising with respect to any broker whose claim arises by, through or on behalf of Lessee. This indemnity shall survive the termination or expiration of the Lease.

14.13 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state of Tennessee.

14.14 Approvals and Consents. Whenever the Lease requires Lessee to obtain the permission, approval or consent of Lessor, Lessor agrees that its permission, approval or consent shall not be unreasonably withheld, conditioned or delayed. Lessor further agrees that when exercising its discretionary rights under the Lease, Lessor will at all times act reasonably.

14.15 Memorandum of Lease. Upon the request of either party, the other party agrees to execute and record a memorandum of this Lease in the appropriate deed records.

ARTICLE 15.00 AMENDMENT AND LIMITATION OF WARRANTIES

15.01 Entire Agreement. IT IS EXPRESSLY AGREED BY LESSEE, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE IS THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND THAT THERE WERE NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE NOT INCORPORATED IN WRITING IN THIS LEASE.

15.02 Amendment. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LESSOR AND LESSEE.

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15.03 Limitation of Warranties. LESSOR AND LESSEE EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

ARTICLE 16.00 OTHER PROVISIONS

16.01 Hazardous Materials.

(a)	Environmental Protection. During the term of this Lease, Lessee shall not cause or permit to occur:

(i) any violation by Lessee, its agents or contractors, of any present or future federal, state or local law, ordinance or regulation related to environmental conditions in or about the leased premises, including, but not limited to, improvements or alterations made to the leased premises at any time by Lessee, its agents or contractors, or

(ii) the use, generation, release, manufacture, refining, production, processing, storage or disposal by Lessee, its agents or contractors, of any “Hazardous Substances” (as hereinafter defined) in or about the leased premises, or the transportation to or from the leased premises by Lessee, its agents or contractors, of any Hazardous Substances, except for limited quantities of household cleaning products and office supplies used or stored at the leased premises and required in connection with the routine operation and maintenance of the leased premises, and in compliance with all applicable environmental laws.

During the term of this Lease, Lessee, at its expense, shall comply in all material respects with each present and future federal, state and local law, ordinance and regulation related to environmental conditions in or about the leased premises or Lessee’s use of the leased premises, including, without limitation, all reporting requirements and the performance of any cleanups required by any governmental authorities. Lessee shall indemnify, defend and hold harmless Lessor and its employees from and against all fines, suits, actions, damages, liabilities, costs and expenses (including attorney’s and consultant’s fees) asserted against or sustained by any such person or entity and arising out of or in any way connected with Lessee’s failure to comply with its obligations under this section 16.01, which obligations shall survive the expiration or termination of this Lease.

(b) Hazardous Substances. As used in this section 16.01, “Hazardous Substances” shall include, without limitation, flammable, explosives, radioactive materials, asbestos containing materials (ACMs), polychlorinated biphenyls toxicity, pollutants, containments, hazardous wastes, toxic substances, petroleum and petroleum products, chlorofluorocarbons (CFSs) and substances declared to be hazardous or toxic under any present or future federal, state or local law, ordinance or regulation.

(c) Existing Hazardous Substances; Mold. Lessor hereby represents and warrants to Lessee that, as of the date of its execution of this Lease, to Lessor’s knowledge (after due inquiry), there exists no Hazardous Substances in the Building or on the Land, nor does there exist a violation of any environmental laws within the Building or on the Land, nor does there exist any contamination of toxic mold or toxic mold spores in the Building. Furthermore, Lessor acknowledges and agrees that notwithstanding any other provision contained in the Lease to the contrary, Lessor, rather than Lessee, shall be solely responsible for the remediation of any Hazardous Substances within the Building or on the Land or violations of any environmental laws relating to the Building or the Land which predates this Lease. Furthermore, in no event shall Lessee have any liability for any Hazardous Substances or violations of any environmental laws unless and except to the extent such Hazardous Substances or violations are caused by, or arise as a result of, the actions or inactions of Lessee or its agents or contractors. Furthermore, Lessor acknowledges and agrees that in no event shall Lessee have any indemnification obligations to Lessor arising from or related to any mold conditions which arise as a result of the heating, ventilation or air conditioning system serving the Building, or as a result of the structural condition of the Building or the roof, as Lessor shall remain solely responsible for any such mold conditions.

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[SIGNATURES APPEAR ON NEXT PAGE]

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Lessor:	JEFF GOLDSTEIN INVESTMENT PARTNERSHIP, a Tennessee general partnership

	By:	/s/ Jeff Goldstein
Jeff Goldstein, Managing Partner

Lessee:	RADIANT SYSTEMS, INC.

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Its:	Chief Financial Officer

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SCHEDULE 1

OFFICE RULES AND REGULATIONS

1. Lessor agrees to furnish Lessee sufficient keys without charge. Additional keys will be furnished at a nominal charge. Lessee shall not change locks or install additional locks on doors without prior written consent of Lessor. Lessee shall not make or cause to make duplicates of keys procured from Lessor without prior approval of Lessor. All keys to leased premises shall be surrendered to Lessor upon termination of this Lease.

2. Lessee will refer all contractor’s representatives and installation technicians rendering any service on or to the leased premises for Lessee to Lessor for Lessor’s approval before performance of any contractual service. Lessee’s contractors and installation technicians shall comply with Lessor’s rules and regulations pertaining to construction and installation. This provision shall apply to all work performed on or about the leased premises or project, including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the leased premises or project.

3. Lessee shall not at any time occupy any part of the leased premises or project as sleeping or lodging quarters.

4. Lessee shall not place, install or operate on the leased premises or in any part of the Building any engine, stove or machinery (other than normal office machines and standard office kitchen equipment, such as microwaves and coffee machines), or conduct mechanical operations or cook thereon or therein (other than as may occur in a microwave or coffee machine), or place or use in or about the leased premises or project any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable, explosive or hazardous material without written consent of Lessor.

5. Lessor will not be responsible for lost or stolen personal property, equipment, money or jewelry from the leased premises or the project regardless of whether such loss occurs when the area is locked against entry or not.

6. No dogs, cats, fowl, or other animals shall be brought into or kept in or about the leased premises or project, other than seeing eye dogs.

7. None of the parking, plaza, recreation or lawn areas, entries, passages, doors, elevators, hallways or stairways shall be blocked or obstructed or any rubbish, litter, trash, or material of any nature placed, emptied or thrown into these areas, nor shall such areas be used by Lessee’s agents, employees or invitees at any time for purposes inconsistent with their designation by Lessor.

8. The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse or by the defacing or injury of any part thereof shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise.

9. No person shall disturb occupants of the Building by the use of any radios, record players, tape recorders, musical instruments, the making of unseemly noises or any unreasonable use.

10. Nothing shall be thrown out of the windows of the Building or down the stairways or other passages.

11. Lessee and its employees, agents, and invitees shall park their vehicles only in those parking areas designated by Lessor. If requested by Lessor, Lessee shall furnish Lessor with state automobile license numbers of Lessee’s vehicles and its employees’ vehicles within five days after taking possession of the leased premises and shall notify Lessor of any changes within five days after such change occurs. Lessee shall not leave any vehicle in a state of disrepair (including without limitation, flat tires, out of date inspection

Radiant Lease for 1727 Kirby Parkway	Page 1 of 2

stickers or license plates) on the leased premises or project. If Lessee or its employees, agents or invitees park their vehicles in areas other than the designated parking areas or leave any vehicle in a state of disrepair, Lessor, after giving written notice to Lessee of such violation, shall have the right to remove such vehicle at Lessee’s expense.

12. Parking in a parking garage or area shall be in compliance with all reasonable and non-discriminating parking rules and regulations including any sticker or other identification system established by Lessor. Failure to observe the rules and regulations shall terminate Lessee’s right to use the parking garage or area and subject the vehicle in violation of the parking rules and regulations to removal and impoundment. No termination of parking privileges or removal of impoundment of a vehicle shall create any liability on Lessor or be deemed to interfere with the Lessee’s right to possession of its leased premises. Vehicles must be parked entirely within the stall lines and all directional signs, arrows and posted speed limits must be observed. Parking is prohibited in areas not striped for parking, in aisles, where “No Parking” signs are posted, on ramps, in cross hatched areas, and in other areas as may be designated by Lessor. Parking stickers or other forms of identification supplied by Lessor shall remain the property of Lessor and not the property of Lessee and are not transferable. Every person is required to park and lock his vehicles; the safety of such vehicle, and its contents, is assumed by the owner of the vehicle or its driver.

13. Movement in or out of the Building of furniture or office supplies and equipment, or dispatch or receipt by Lessee of any merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby, shall be restricted to hours designated by Lessor. All such movement shall be under supervision of Lessor and carried out in the manner agreed between Lessee and Lessor by prearrangement before performance. Such prearrangement will include determination by Lessor of time, method, and routing of movement and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Lessee assumes, and shall indemnify Lessor against, all risks and claims of damage to persons and properties arising in connection with any said movement.

14. Lessor shall not be liable for any damages from the stoppage of elevators for necessary or desirable repairs or improvements or delays of any sort or duration in connection with the elevator service.

15. Lessee shall not lay floor covering within the leased premises without written approval of the Lessor. The use of cement or other similar adhesive materials not easily removed with water is expressly prohibited. Lessor requires the use of carpet protectors at all desk areas in order to maintain the carpet in good condition and prevent abnormal wear.

16. Lessee agrees to cooperate and assist Lessor in the prevention of canvassing, soliciting and peddling within the Building or project.

17. Lessor reserves the right to exclude from the Building or project, between the hours of 6:00 p.m. and 7:00 a.m. on weekdays and at all hours on Saturday, Sunday and legal holidays, all persons who are not known to the Building or project security personnel and who do not present a pass to the Building signed by the Lessee. Each Lessee shall be responsible for all persons for whom he supplies a pass.

18. It is Lessor’s desire to maintain in the Building or project the highest standard of dignity and good taste consistent with comfort and convenience for lessees. Any action or condition not meeting this high standard should be reported directly to Lessor. Your cooperation will be mutually beneficial and sincerely appreciated. Lessor reserves the right to make such other and further reasonable and non-discriminating rules and regulations as in its judgment may from time to time be necessary, for the safety, care and cleanliness of the leased premises and for the preservation of good order therein.

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EXHIBIT “A”

Commencing at a point in the west line of Kirby Parkway (106 foot right-of-way), said point being 1,224.92 feet north of the tangent intersection with the north line of Poplar Avenue, as measured along said west line; thence North 00 degrees 00 minutes 00 seconds West a distance of 289.74 feet to a point; thence South 00 degrees 00 minutes 00 seconds West a distance of 23.00 feet to a chisel mark (found), the true POINT OF BEGINNING; thence South 00 degrees 00 minutes 00 seconds East, and with the west line of Kirby Centre P.U.D. (Plat Book 84, Page 37), a distance of 72.03 feet (c=72.00’) to a chisel mark (found); thence North 89 degrees 34 minutes 14 seconds East (c=North 90 degrees 00 minutes 00 seconds East), and with a north line of Kirby Centre, a distance of 30.69 feet (c=32.50’) to an iron rod (found); thence South 00 degrees 18 minutes 11 seconds West (c=South 00 degrees 00 minutes 00 seconds West), and with the west line of Kirby Centre P.U.D., a distance of 140.00 feet to an iron rod (found); thence North 89 degrees 41 minutes 53 seconds West (c=North 90 degrees 00 minutes 00 seconds West), and with a north line of Kirby Centre, a distance of 44.99 feet to an iron rod (found); thence South 00 degrees 00 minutes 00 seconds East, and with the west line of Kirby Centre, a distance of 51.18 feet (c=51.68’) to an iron rod (set) in the north line of Revised Phase 2, Poplar Ridge Center SC-1 Shopping Center Plan (Plat Book 84, Page 31); thence South 88 degrees 07 minutes 43 seconds West (c=South 87 degrees 56 minutes 31 seconds West), and with said north line, a distance of 257.79 feet (c=258.24’) to an iron rod (found) in the east line of the Poplar Place L.P. property (W63174); thence North 00 degrees 34 minutes 36 seconds East (c=North 00 degrees 07 minutes 14 seconds East), and with said east line, a distance of 277.61 feet (c=277.69’) to a cotton picker spindle (set) in the south line of the Kirby Office Condo property (Master Deed T6 4980); thence South 89 degrees 31 minutes 33 seconds East (c=89 degrees 52 minutes 04 seconds East), and with said south line, a distance of 78.00 feet to a cotton picker spindle (set); thence South 00 degrees 28 minutes 27 seconds West (c=South 00 degrees 07 minutes 56 seconds West) a distance of 4.65 feet to a cotton picker spindle (set); thence South 89 degrees 39 minutes 29 seconds East (c=S 90 degrees 00 minutes 00 seconds East), and with said south line, a distance of 191.94 feet to the POINT OF BEGINNING.

TOGETHER WITH all easements and appurtenances thereto, including, but not limited to;

(a)	access, parking and utility easements contained in that certain Reciprocal Easement Agreement recorded as Instrument No. S9 6866, Register’s Office of Shelby County, Tennessee, as same may be amended from time to time;

(b)	access and utility easements contained in Section 10.03 of that certain Master Deed of Kirby Office Condominium recorded as Instrument No. T5 4950, Shelby County Register of Deeds, as same may be amended; and

(c)	access and parking easements contained in that certain Cross Easement and Maintenance Agreement recorded as Instrument No. V4 5025, aforesaid records.

EXHIBIT “B”

[ATTACH PLAN OF BUILDING AND DENOTE LEASED PREMISES AND EXPANSION SPACE]